SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

SmartVideo Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Forté Capital Partners, LLC

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Forté Capital Partners, LLC

201 Mission Street

San Francisco, California 94105

Dear Fellow Stockholder of SmartVideo Technologies, Inc.:

Forté Capital Partners, LLC (“Forté”), as a stockholder of SmartVideo Technologies, Inc. (the “Company”) owns 177,778 shares of the Company’s common stock, not including shares issuable upon exercise of warrants and an additional 328,889 shares owed to it under a written agreement with the Company. For the reasons described in the accompanying Consent Statement beginning at page 1, we believe the Company’s current Board of Directors, which, to the best of our knowledge, currently consists of one member, should be replaced with members who will be able to provide better direction and oversight for the Company’s stockholders.

We believe Mr. Richard Bennett, Jr. (“Bennett”), the current sole member of the Company’s Board of Directors, and its Chief Executive Officer, has failed to provide stockholder value and should be replaced.

We believe it is in the best interest of the Company and all of its stockholders that Mr. Bennett be removed and replaced with new directors (the “Nominees”) who are listed on the accompanying Consent Statement and Consent Card. Each Nominee has indicated his desire to recruit a new management team and establish appropriate oversight, consistent with his fiduciary duties to the Company stockholders, to improve the Company’s long-term viability, prospects, and stockholder value.

Accordingly we are commencing a solicitation of written consents from the Company’s stockholders to (i) amend the Bylaws to provide for a minimum of four directors, (ii) repeal each provision of the Company’s Bylaws, if any, adopted since April 29, 2005 (or not filed with the Securities and Exchange Commission), (iii) add a number of Nominees as new directors equal to the existing number of directors, and (iv) when Forté complies with Rule 14f-1 under the Securities Exchange Act of 1934 as explained in the Consent Statement, remove all existing directors, increase the number of directors to four and designate the remaining Nominees. The accompanying Consent Statement describes the specific terms of these proposals, as well as the consent procedure itself.

We Urge You to Vote in Favor of these Proposals by Signing, Dating and Returning the Enclosed Consent Card.

Thank you for your support,

Forté Capital Partners, LLC

By	/s/ DANIEL MCKELVEY
Daniel McKelvey, Managing Member

The Consent Statement is dated July 13, 2005. This letter, the Consent Statement and the enclosed Consent Card are first being mailed to the Company’s stockholders on or about July 14, 2005.

Important

1.

If you hold your shares of common stock in your own name, then please sign, date and mail the enclosed consent card to Forté in the postage-paid envelope provided.

2.

If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a consent card representing your shares to be signed, dated and returned as soon as possible. Forté urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us at Forté in order that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call Mr. Daniel McKelvey at (415) 882-9600 or email him at mckelvey@fortepartners.com.

CONSENT STATEMENT

OF

FORTÉ CAPITAL PARTNERS, LLC

July 13, 2005

This Consent Statement, the accompanying letter and the enclosed Consent Card are being furnished by Forté Capital Partners, LLC (“Forté”) on or about July 14, 2005, in connection with the solicitation from holders of common stock, par value $.001 per share, of SmartVideo Technologies, Inc. (the “Company”) of written consents to take the following actions without a stockholders meeting, as permitted by the Delaware General Corporation Law (“DGCL”):

1.

To amend the Company’s Bylaws to fix the number of directors of the Company at four, subject to the power of the Board of Directors to increase the number to up to nine;

2.

To repeal any amendment to the Company’s Bylaws or any amendment adopted since April 29, 2005 (or not filed with the Securities and Exchange Commission (“SEC”));

3.

To elect Mr. Daniel McKelvey, Mr. Steve Himmelman, Mr. Michael Walsh, and Mr. Richard Seifert (collectively, the “Nominees”) as replacement directors of the Company to fill the newly-created vacancies on the Company’s Board of Directors and to serve until their respective successors are duly elected and qualified. Because Forté cannot change a majority of the Board of Directors until it complies with Rule 14f-1 under the Securities Exchange Act of 1934, which requires Forté to deliver certain information to all of the Company’s stockholders and a 10-day waiting period to lapse, the Nominees will be elected initially to equal the number of current directors, subject to obtaining the required majority of outstanding shares). In the event all Nominees cannot be elected because proposals 1 and/or 4 are not approved, the vacancies, if any, will be filled based upon receipt of the most votes. In the event of a tie where all Nominees can not be elected, the vacancies will be filled in the order listed above. Stockholders should understand that if proposals 1 and 4 are not approved and there are no vacancies on the Board of Directors because the number has been reduced to one, even if some or all of the Nominees receive the consent of a majority of outstanding shares, none of the Nominees will be elected.

4.

To remove all current members of the Company’s Board of Directors, and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of Directors of the Company prior to the effective date of these proposals.

Each of Messrs. McKelvey, Walsh and Seifert have personal interests concerning the Company which create conflicts of interest. These conflicts are described in detail under “Conflicts of Interests of Nominees” beginning at page 3.

Forté is soliciting the consents and paying all of the expenses. Each of the four Nominees is participating in the solicitation, although Forté’s managing member, Mr. Daniel McKelvey, is the primary solicitor.

If your shares are registered in your own name, then please sign, date and mail the enclosed consent card to Forté Capital Partners, LLC, 201 Mission Street, San Francisco, CA 94105 in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a Consent Card representing your shares to be signed, dated and returned as soon as possible. Forté urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Forté at 201 Mission Street, San Francisco, CA 94105, in order that Forté will be aware of all instructions given and can attempt to ensure that those instructions are followed.

Forté recommends that you consent to each of the proposals. Your consent is important. Please sign and date the enclosed consent card and return it in the enclosed, postage paid envelope promptly. Failure to return your consent will have the same effect as voting against the proposals.

Questions and Answers about this Consent Solicitation

What are the Proposals Under Consideration?

We are asking you to consent to four separate items. You may decide to give your consent to all four items, a lesser number or none. You may also decide to consent to the election of less than all of the Nominees. The items, which are more particularly described earlier in this Consent Statement beginning at page 1, are:

1.

the repeal of Bylaw amendments, if any;

2.

amending the Company’s Bylaws to provide for a minimum of four directors;

3.

to elect the Nominees to fill vacancies; and

4.

to remove all of the current members of the Board of Directors.

Why is Forté Soliciting Your Consent?

Forté believes that approval of each of these proposals will provide the Company with a Board of Directors that is committed to reversing the Company’s direction and enhancing stockholder value by recruiting a new management team and fulfilling the Board of Directors’ oversight responsibility.

Who is Entitled to Execute a Consent?

The common stock of the Company constitutes its only class of outstanding voting securities. Accordingly, only holders of common stock as of the record date of June 21, 2005 are entitled to execute consents. For information regarding the persons who own more than five percent of the common stock, see “Voting Securities and Principal Holders Thereof”.

Why Should I Execute a Consent?

Forté is seeking to change the composition of the Board of Directors because of (i) the Company’s financial performance, (ii) what Forté believes to be the improper failure to cancel 3,000,000 shares of common stock that were subject to an income performance standard that was not met , and (iii) an action Forté believes constitutes an improper payment of $800,000 to a person who was chief financial officer of the Company for a relatively brief period (four or five months) and a consultant for an additional 18-19 months.

Who is Paying for the Consent Solicitation?

Forté will pay all costs of the solicitation of written consents. However, if the proposals are approved, Forté intends to seek reimbursement of its expenses from the Company without a stockholder vote.

What is a Consent Solicitation?

In lieu of voting in person or by proxy at an annual or special meeting of stockholders, the Company’s stockholders may act by submitting written consents to any proposed stockholder actions. Whereas stockholders approve many proposed actions at a special or annual meeting of stockholders at which a quorum is present by voting a majority of the shares represented at the meeting in favor of a proposal assuming a quorum, an action by written consent requires the consent by majority of all common stock outstanding of the Company. To be effective, the requisite consents must be delivered to the Company within 60 days of the date of the earliest dated consent delivered to the Company.

Whom Should You Contact for Additional Information?

If you have any questions about executing your consent or require assistance, please contact:

Forté Capital Partners, LLC

201 Mission Street

San Francisco, CA 94105

(415) 882-9600

www.fortepartners.com

Attention: Daniel McKelvey

email: mckelvey@fortepartners.com

Conflicts of Interests of Nominees

Forté acted as finder for the Company’s private placement completed on March 29, 2005 and also was an investor in that offering. As an investor, Forté paid $400,000 and purchased 177,778 shares of common stock and 88,889 warrants as described in the table below. As a finder, Forté was paid $233,125 in cash and was to have received 139,000 warrants exercisable at $2.25 per share. Additionally, Forté entered into a six month Consulting Agreement with the Company effective as of March 1, 2005. The Consulting Agreement was terminable by either party on 30 days’ notice. The Company agreed to pay Forté a consulting fee of $7,500 per month and issue it 150,000 warrants. Forté’s primary responsibility, through Mr. Michael Walsh, was to assist management in expediting the filing of a Registration Statement in order to permit investors to publicly sell shares of common stock purchased in the private placement. Forte’s understanding was that the Company’s chief executive officer, Mr. Richard Bennett, had limited experience in the filing of Registration Statements. Because there were financial penalties to the Company if the Registration Statement was not filed by a certain date and effective by a later date, Mr. Bennett agreed that Forte could be helpful in this regard, even though as an investor it would receive a portion of the financial penalty. The Registration Statement was filed on time and was declared effective on time. Therefore Forte acted as a “quarterback”. Its role was to co-ordinate with the Company’s chief executive officer, with its accounting officer, Mr. Kevin McNeil and with its counsel. Mr. Walsh participated in the drafting of the Business section of the Company’s Form 10-KSB, which was used as a model for the Business section of the Registration Statement. Mr. Walsh assisted in putting together the Selling Stockholder table, obtained the core documents to insure the table was accurate, reviewed all numerical tabulations and calculations (other than the previously audited financial statements) and made sure they were accurate. Both he and Mr. Daniel McKelvey made a series of telephone calls and sent a series of emails to the above parties in furtherance of this responsibility. They also reviewed drafts of the Registration Statement and provided comments. As requested by the Company’s chief executive officer, Mr. Walsh coordinated comments from employees of the Company and Mr. McKelvey to reduce the number of drafts sent to the Company’s counsel. Finally, Mr. Walsh made changes to the footnotes of the Form 10-QSB for the quarter ended March 31, 2005.

Because the Company did not have a chief financial officer and had been late in filing two reports with the SEC since Mr. Bennett became chief executive officer, at the request of the Company, Forté designated Mr. Walsh, one of the Nominees and a member of Forté, as chief financial officer in an effort to be sure that the Form 10-QSB for the quarter ended Match 31, 2005 was timely filed and be able to provide any financial information requested by the Company’s registered independent public accounting firm in connection with the Registration Statement. As described below, Forté and Mr. Walsh were not able to gain access to financial information and the Company requested that Mr. Walsh not contact with the independent registered public accounting firm personnel. The Company filed its Registration Statement and Form 10-QSB at about the same time. Forté gave a 30-day notice of termination of the Consulting Agreement on June 14, 2005 since its services were concluded after the Company learned there would be no SEC Staff review of the Registration Statement and there was no reason to charge the Company for the final two months.

The consideration paid and payable to Forté is described in the table below:

Role	Consideration Payable by or to Forté	Cash Required to be Paid	Number of Shares and Warrants Required to be Paid to Forté	Cash Actually Paid	Number of Shares and Warrants Actually Paid
Investor	Paid by Forté	$1,140,000(1)	506,667 shares and 253,334 warrants exercisable at $3.50 per share	$400,000	177,778 shares and 88,889 warrants exercisable at $3.50 per share
Finders’ Fee	Payable to Forté	$238,875	139,000 warrants exercisable at $2.25 per share	$233,125	0(2)
Consulting	Payable to Forté	$7,500 per month (four months)	150,000 warrants exercisable at $2.25 per share	$0	0(3)

———————

(1)

Under Amendment No. 1 to Securities Purchase Agreement, Forté was required to pay the $740,000 balance due within three business days of the effectiveness of a Registration Statement filed with the SEC or no later than November 1, 2005. The Registration Statement was filed with the SEC on May 13, 2005, to which the Securities Purchase Agreement was contained as Exhibit 4.7. The effective date of the Registration Statement was July 1, 2005.

(2)

The Registration Statement disclosed in footnote 3 on page 17 that the warrants were issued to Forté.

(3)

The Registration Statement disclosed in footnote 3 on page 17 that the warrants were received by Forté.

By letter dated June 30, 2005, the Company’s counsel advised Forté’s counsel that Forté had failed to pay the $740,000 sum referred to above which was referred to by the Company’s counsel as an “unconditional obligation to pay the Company . . . .” Forté’s position is that (i) it is entitled to an offset of $30,000 for consulting fees payable to it under the Consulting Agreement and (ii) it may be entitled to damages as a result of the matters set forth in this Consent Statement under the subsections “Allegations Concerning Failure to Cancel 3,000,000 Shares” and “Allegations Concerning $800,000 Fee to Former Chief Financial Officer.”

Two of the Nominees, Messrs. Daniel McKelvey and Michael P. Walsh are affiliated with Forté; Mr. McKelvey is managing member and Mr. Walsh a member of Forté. Because the Company has not delivered shares of common stock and warrants to Forté as can be seen from the chart contained above and because the Company is demanding Forté pay it $740,000 ignoring the $30,000 owed to Forté under the Consulting Agreement, if Messrs. McKelvey and Walsh are elected to the Company’s Board of Directors, they would be in a position to influence management in a manner which would favor Forté and not favor the Company.

Forté’s position is that if this consent solicitation is successful and one or more of the Nominees constitute a majority of the Company’s Board of Directors, it will pay the Company $710,000 (after crediting the $30,000 it is owed by the Company) provided for under the Securities Purchase Agreement, as amended. However the $2.25 per share was based upon the market price in late March of approximately $3.00 per share; as of July 1, the market price of the Company’s common stock was $1.25 per share. Accordingly, Forté intends to seek to negotiate a per share price based upon market value with a special Committee of directors not affiliated with Forté. If, as Forté believes, additional financing is required, Forté will agree to pay what outside investors pay. In no event will the Nominees vote in favor what is termed toxic or death spiral financing. A toxic or death spiral financing is a financial arrangement between the Company and an investor(s) where the price paid per share is not fixed. Instead, the price is based on other conditions whereby a decrease in the price results in more shares issued to the investor(s). This type of financing has the potential to create a downward spiral of the stock price and is typically referred to a death spiral.

In order to deal with this conflict of interest, Messrs. McKelvey and Walsh have entered into a letter agreement with the other director designees—Messrs. Steve Himmelman and Richard Seifert—to provide that neither Mr. McKelvey who is the managing member of Forté nor Mr. Walsh who is a member of Forté shall participate in any decisions relating to these outstanding claims. Instead, a special committee of other directors will be given the exclusive authority to make all determinations relating to these outstanding issues. Because under Delaware law, a committee must be comprised of two persons, and because Forté designated Messrs. Himmelman and Seifert as its nominees, they may not be viewed as being independent. Moreover, because Mr. Seifert has instituted an arbitration proceeding against the Company as described below, it could be claimed that respective independence of the various directors is compromised since it is possible that Messrs. McKelvey, Walsh and Himmelman will seek to curry favor with Mr. Seifert in exchange for Mr. Seifert looking favorably upon the commercial obligations of Forté and the Company to each other.

The Registration Statement registered 555,667 shares of common stock owned by Forté. As stated in the table above at page 3, Forté currently holds a certificate for 177,778 shares, a warrant certificate to purchase 88,889 shares and is entitled to 289,000 additional warrants. The Registration Statement does not register the shares of common stock and shares issuable under the warrants related to the $740,000 purchase. Forté has no present intent to sell the shares of common stock it owns or to exercise any warrants due to the current stock price. If it was to sell the shares at the July 1st price of $1.25, it would receive $222,222. However, Forté believes it would receive less due to the limited trading volume and the effect the sale of a large block would have on the market price.

On March 31, 2005, Mr. Richard Seifert and KC Adventures, Inc. (d/b/a KC Ventures) commenced an arbitration proceeding against the Company and its wholly-owned subsidiary, OVT, Inc. before the American Arbitration Association in Atlanta, Georgia. The arbitration case number is 30-181-559-05. The Statement of Claim specifies causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania’s Commissioned Sales Representative Act, accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and an Advisory Agreement dated February 19, 2003, between the Company and KC Ventures. The claims allege that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc., and also allege that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

Each of the Nominees recognizes that Mr. Seifert has commenced an arbitration proceeding against the Company, that if successful, may result in significant damages and in the issuance of a material number of stock options. In order to prevent Mr. Seifert from having any influence over this arbitration proceeding, including the ability to settle it or control its defense, the Nominees entered into a letter agreement which is attached as Exhibit A and provides that upon election to the Company’s Board of Directors, they will promptly establish a Special Litigation Committee consisting of directors other than Mr. Seifert, that Mr. Seifert will have no opportunity to review the minutes and other proceedings of the Special Litigation Committee, that Mr. Seifert regardless of whether he becomes an officer of the Company, will have no role on behalf of the Company in overseeing this arbitration proceeding, including the ability to settle it or control its defense. Furthermore, to the extent Mr. Seifert is an officer, he will not withhold funds from the Company’s counsel and otherwise will take no action to prevent the Company’s counsel from fulfilling its ethical obligations to its client (the Company). The Nominees have no agreement or understanding to appoint anyone including Mr. Seifert as an officer, other than Mr. Walsh who has agreed to act as chief financial officer on an interim basis.

Mr. Seifert was paid $72,500, $139,500 (including reimbursement of $48,000 of expenses) and $34,000 from the Company in 2003, 2004 and 2005, respectively.

On June 21, 2005, Forté filed a lawsuit against Richard E. Bennett, Jr. and the Company in the Chancery Court of the State of Delaware in and for New Castle County, Case No. 1448-N. The lawsuit seeks an injunction preventing Mr. Bennett and the Company from issuing more of its shares until after the next annual shareholders’ meeting, and from taking other defensive actions involving a breach of fiduciary duty which would impede this consent solicitation. The lawsuit also seeks an order compelling the Company to provide Forté with access to the books and records of the Company.

Financial Performance

The information contained under this heading has been taken from the Company’s reports filed with the SEC on Forms 10-KSB and 10-QSB for the periods referenced.

For the year ended December 31, 2004, excluding related-party revenue, the Company’s revenue was $86,788 in contrast to $41,019 for the prior year. The net loss for 2004 was $6,792,930 compared to $3,859,141 for 2003.

During the same period of time, professional fees for 2004 increased to $278,910 from $111,183 in 2003, in part due to pending litigation. In both years, the professional fees were substantially more than revenue. The consolidated financial statements audited by the Company’s independent registered public accountants were prepared on a going concern basis due to the recurring losses from operations and working capital deficiency. This occurred in spite of the Company announcing on March 29, 2005 that it received over $5,000,000 from a financing after fees.

This poor financial performance has continued in the first quarter of 2005 with revenue of $25,132 in contrast to $42,831 for the first quarter of 2004 and a net loss of $2,218,558 during the first quarter of 2005 in contrast to a net loss of only $781,153 in the first quarter of 2004. These recurring and escalating losses raise serious questions about the Company’s ability to remain viable much longer given its cash balances of $2,535,233 at March 31 with only $3,502 of accounts receivable at that time. Additionally, for the first quarter of 2005 professional fees increased to $145,265 in contrast to $53,756 for the first quarter of 2004.

Allegations Concerning Failure to Cancel 3,000,000 Shares

The Company’s deteriorating financial condition has continued since the last annual stockholders meeting. Since the annual meeting of stockholders held on August 31, 2004, it appears that Mr. Richard Bennett has functioned as the sole director. The Company disclosed that two of the three candidates to the Board of Directors were not re-elected at the 2004 annual meeting. The disclosure was made in a Form 10-QSB filed with the SEC on November 22, 2004. SEC rules require the filing of a Form 8-K whenever a new director is appointed to fill a vacancy; none has been filed.

According to filings with the SEC, including a Form 8-K filed on December 3, 2002, Mr. Bennett together with Mr. Robert J. Walters and Mr. William R. Dunavant, an officer of the Company, obtained control of the Company on November 26, 2002 in exchange for 12,000,000 shares of Series A Convertible Preferred Stock (“Series A”) and approximately 1,200,000 shares of common stock. The applicable Agreement required that they forfeit 3,000,000 shares of Series A (or the equivalent number of shares of common stock issued upon conversion of the Series A) if the Company’s operating subsidiary failed to attain pre-tax earnings of $220,000 for the fiscal year ended September 30, 2003.

Since the Company’s fiscal year has always been December 31 during the relevant periods, the September 30 reference appears to be a scrivener’s error. Whether it should have been the year ended December 31, 2003 or the 12-month period ended September 30, 2003, the results are the same. The Company’s annual report on Form 10-KSB for the year ended December 31, 2003 disclosed a net loss of $3,859,141 for the year. Based upon a review of the applicable reports, the Company had a net loss for the 12 months ended September 30, 2003 of $3,532,707. The Company had losses during both periods and the shares should be cancelled.

To date, the shares have not been cancelled. While the shares were required to be placed in escrow by the applicable Agreement to protect stockholders, there appears to be no reference to any Escrow Agreement. Moreover, by letter dated April 20, 2005, Mr. Richard Seifert, one of the four Nominees, through his attorneys made a demand to the Company and its Board of Directors to cancel the 3,000,000 shares. As Mr. Seifert’s attorneys alleged, this “continues to dilute the value of the holdings of other shareholders of SmartVideo and unfairly enriches Messrs. Bennett, Walters and Dunavant at the expense of the other SmartVideo shareholders.” Neither Mr. Seifert nor his attorneys ever received a response to this demand.

Forté has learned that Mr. Darren Breitkreuz, who was a director of the Company beginning in September 2002 and as the sole independent director, was given the authority by the Company to determine whether or not the shares were to be forfeited. Mr. Breitkreuz determined that the shares should be forfeited. However, Mr. Bennett refused to honor Mr. Breitkreuz’s determination.

Allegations Concerning $800,000 Fee to Former Chief Financial Officer

Mr. Kevin McNeil served as the Company’s chief financial officer from February 2003 through June 2003, when he resigned. Although required in February 2003 to file a Form 3 with the SEC, Mr. McNeil never did so. The Form 10-KSB for the year ended December 21, 2002 described the compensation arrangements with management to be $75,000 per year, except that it disclosed that Mr. McNeil’s compensation was “To Be Determined”. The Form 10-KSB for the year ended December 31, 2003 describes the proposed compensation to officers to be $80,000 each and it also disclosed that Mr. McNeil had resigned in June 2003. Mr. Dunavant was described as a key employee in the Form 10-KSB for the years ended December 31, 2002 and 2003 and his compensation agreement was also disclosed in each filing. The Form 10-KSB for the year ended December 31, 2003 also disclosed that the Company hired a new chief financial officer in February 2004 and expected to pay him $65,000 per year.

There was no reference in either the 2002 Form 10-KSB or 2003 Form 10-KSB to any compensation arrangement with Mr. McNeil. Notwithstanding Mr. McNeil’s resignation as chief financial officer, he has continued to control the financial books and records of the Company. From March 1, 2005 to June 15, 2005, Mr. Michael P. Walsh, one of the Nominees and a member of Forté, acted as chief financial officer of the Company pursuant to an agreement with the Company. As the chief financial officer, Mr. Walsh was required to and attempted multiple times to obtain the computerized general ledger and other financial information from Mr. McNeil. He was unsuccessful. It was not until the 2004 Form 10-KSB was filed late with the SEC on April 29, 2005 that Note 6 disclosed that in January 2003 the Company had engaged Mr. McNeil’s company, Interim CFO Solutions, LLC, to assist in the preparation of SEC filings and provide general management consulting services. According to Note 6, on November 29, 2004, Mr. McNeil’s company was owed $800,000 for 23 months of services.

According to Note 6, the $800,000 was converted into equity in two parts as of November 29, 2004. The first part resulting in the issuance to Mr. McNeil’s company, Interim CFO Solutions, LLC, of 400,000 shares of common stock, 100,000 warrants exercisable at $1.50 and 100,000 warrants exercisable at $2.00 per share. The second part resulted in the issuance to Mr. McNeil’s company, Interim CFO Solutions, LLC, of a right to purchase an additional 1,739,130 shares of common stock at $1.00 per share plus 434,782 warrants at $1.50 per share and 434,782 warrants at $2.00 per share. Based on the closing price of the Company’s common stock on November 29, 2004 of $2.43, this compensation value is $4.186 million. This value to Mr. McNeil was calculated using the November 29, 2004 market price and subtracting the warrant exercise price. For accounting purposes, the

Company’s cost (which did not affect its loss for the year) was $1,190,435. The information in the prior sentence was taken from Note 6 to the Financial Statements of the Company’s Form 10-KSB for the year ended December 31, 2004.

A review of the balance sheet at September 30, 2004 reflected accounts payable of $1,189,260 at that date, which was reduced to $739,903 at December 31, 2004. While it is difficult to determine with precision from this comparison that the $800,000 had never been accrued, the Company’s continuing losses together with a completion of multiple private placements in the fourth quarter of 2004 which the Company raised $1,727,750 in equity make it appear that this sum was never accrued. Mr. Breitkreuz, who was the sole compensation committee member until not re-elected at the Annual Shareholder Meeting in August 2004, confirmed to Forté that he never knew of this consulting arrangement.

This $800,000 fee is excessive and suspicious for a number of reasons:

•

It is 10 times the annual salary of Mr. Bennett, the chief executive officer;

•

It is customary for chief financial officers to make less than chief executive officers who are their boss;

•

Mr. McNeil served as chief financial officer for four or five months and was a consultant for 18 or 19 months – this equates to an annual salary of over $400,000 or five times the chief executive officer’s compensation;

•

At the same time, the Company’s annual revenue was $41,019 in 2003 and $86,778 in 2004 (excluding a small amount of related party revenue in each year which has not been paid);

•

The chief financial officer hired in 2004 received $65,000 per year;

•

Mr. Breitkreuz has informed the Company’s counsel of the following:

•

As the sole Compensation Committee member until the August 31, 2004 shareholder’s meeting, he never learned of any compensation, whether consulting fees, salary or otherwise, payable to Mr. McNeil;

•

During Mr. Neil’s brief tenure as chief financial officer, the first report due to be filed with the SEC was the annual report on Form 10-KSB – it was filed 30 days’ late and within hours of the common stock being delisted from the Over-the-Counter Bulletin Board due to the late filing;

•

He spoke with the independent auditor in about early April (after the initial due date of the report and the auditor told him Mr. McNeil had not provided financial statements to his firm;

•

The Company had to hire special counsel at about that time since Mr. McNeil had not prepared a draft of the Form 10-KSB;

•

Based upon his communications with Mr. McNeil, it was apparent Mr. McNeil did not have a firm grasp of the company’s financial affairs and repeatedly deferred in answering questions;

•

When he met with Mr. Bennett in February 2004 and saw Mr. McNeil, he objected to Mr. McNeil’s involvement; Mr. Bennett assured him Mr. McNeil would not go near the financial books and records and assured him that the Company was not paying Mr. McNeil;

•

There was a failure to disclose Mr. McNeil’s compensation arrangement in filings with the SEC.

THE PROPOSALS

Forté is seeking the written consent of the Company’s stockholders to take the following actions without a stockholders’ meeting, as permitted by the DGCL:

1.

To repeal any amendment to the Company’s Bylaws adopted since April 29, 2005 (or not filed with the SEC), and prior to the effectiveness of the proposals.

2.

To amend the Company’s Bylaws to fix the number of directors of the Company at four, and upon resolution of the Board of Directors, as many as nine.

3.

To elect the four Nominees, Messrs. Daniel McKelvey, Steve Himmelman, Michael P. Walsh, and Richard Seifert, as directors of the Company to fill any vacancies.

4.

To remove the Board of Directors in effect immediately prior to the effectiveness of these proposals.

The effectiveness of each proposal will require the duly completed and delivered, unrevoked written consent to that proposal by the holders of record, as of the close of business on the record date for this consent solicitation, of a majority of the shares of the Company’s common stock then outstanding.

According to the Company’s Form 10-QSB filed with the SEC on May 23, 2005, as of May 12, 2005, the total number of shares of the Company’s common stock, $.001 par value, outstanding was 25,999,179. It is anticipated that each proposal will become effective upon delivery of complete and unrevoked written consents representing at least 12,649,590 shares of the Company’s stock. The number may be higher if additional shares were issued prior to the record date.

As a Delaware corporation, the Company is governed by the Delaware General Corporation Law which authorizes the holders of a majority of outstanding share of common stock to approve each of the proposals by written consent without a meeting of stockholders. Neither the certificate of incorporation nor the bylaws restricts these rights, and the bylaws also authorize the proposed actions.

Forté Recommends that You Consent to Each Proposal.

REPEAL OF CERTAIN BYLAW PROVISIONS AND AMENDMENTS

This proposal would repeal any measures taken by the current Board of Directors to amend certain provisions of the Company’s Bylaws adopted since April 29, 2005 or earlier if such amendment has not been filed with the SEC. On that date, the Company filed its Form 10-KSB for the year ended December 31, 2004 and was required to file any amendments to its Bylaws as an exhibit. This proposal is intended to prevent any changes to the Company’s Bylaws that might impede the effectiveness of any of the proposals or negatively impact our ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents.

Amendment of Bylaws to Set the Size of the Board at Four

This proposal provides for the amendment of Article II Section 2 of the Company’s Bylaws to fix the number of directors at four, subject to an increase of up to nine by resolution of the Board of Directors. Section 109(a) of the DGCL and Article IX of the Company’s Bylaws permit the Company’s stockholders to amend the Bylaws. As of the 2004 annual meeting of stockholders, the Company had three directors. We are uncertain as to whether Mr. Bennett, acting as the Company’s sole director, reduced the required number of directors or whether he has continued to act with two vacancies. This proposal seeks to provide for a minimum of four directors and also gives the Board of Directors the authority to have up to nine directors. We are seeking to then fill the vacancies, if any, with the Nominees described below under “Election of Nominees.” In the event that Mr. Bennett has filled any vacancies, the Nominees would only be placed on the Board of Directors if the fourth proposal relating to removal of directors obtains the required majority vote. Depending upon the number of vacancies, the order in which the Nominees will fill the vacancies will be based upon who receives the most votes; in the event of a tie, the order will be Mr. McKelvey first, Mr. Himmelman second, Mr. Walsh third and then Mr. Seifert.

Removal of Directors

This proposal provides for the removal of each member of the Board of Directors of the Company. The director who would currently be removed is Mr. Bennett. This proposal also contemplates the removal of any other person or persons (other than the persons elected pursuant to this Consent Statement) elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal. This proposal is also intended to address the possibility that Mr. Bennett, upon learning of Forté’s solicitation, might try to add directors to the Board of Directors who are aligned with him and thereby block this solicitation. According to Amendment No. 1 to the Registration Statement filed on June 30, 2005, Mr. Bennett was the sole director. We are not asking stockholders to remove him as an employee. That is a decision that will be made by the Board of Directors. However, the Nominees expect that they will seek to remove him as an employee in accordance with the advice of counsel. The offer letter he signed as an employee and as president provides that if he is terminated without cause as an employee, he is entitled to six months salary as severance. Cause is not defined, although it is likely counsel may claim that the reasons advanced in this Consent Statement are “cause.” According to the Prospectus filed with the SEC on July 5, 2005, his annual salary is $75,000 per year. Therefore, if severance is paid according to the offer letter because the termination is without cause, the amount of the severance would be $37,500.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors or the corporation’s certificate of incorporation says otherwise.

The Company does not have a classified board or cumulative voting in the election of its directors and the Company’s certificate of incorporation does not limit removal of directors or the entire Board of Directors. Consequently, Section 141(k) of the DGCL permits the stockholders of the Company to remove any director or its entire board without cause.

Election of Nominees

This proposal provides for the election of the following four Nominees: Messrs. Daniel McKelvey, Steve Himmelman, Michael P. Walsh, and Richard Seifert. Each of the Nominees has consented to serve as a director, if elected, until the next annual meeting of stockholders and until his successor has been elected and qualified. Our principal purpose in seeking to elect these Nominees to the Company’s Board is to install a Board of Directors that will appoint a new management team and is willing, consistent with their fiduciary duties to the Company stockholders, to take a more active role in directing and overseeing management, that has the necessary experience and expertise to assist the Company’s management, and will work to improve stockholder value.

Each director has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. The Nominees intend to discharge fully their obligations owing to the Company and its stockholders under the DGCL. For information concerning the interests of the Nominees in the Company, see the discussion at page 3 of this Consent Statement under the caption “Conflicts of Interest of Nominees.”

With regard to the future management of the Company, the four Nominees have not entered into any informal understanding or other agreement to designate any person, including Mr. Seifert, as an officer of the Company. Based upon Mr. Seifert’s prior employment relationship with the Company as described below, it is possible that he may be appointed as an officer, including chief executive officer. Forté intends that the four Nominees will initially manage the Company together until the Company can be stabilized financially and they can attract a new management team.

If this consent solicitation is unsuccessful, Forté intends to nominate the Nominees pursuant to the nomination procedures outlined in the Company’s Bylaws and seek their election at the Company’s next annual meeting, which is anticipated to be in late July or August 2005. At the annual meeting, if a quorum is represented, the election of the Nominees would only require a plurality vote of the stockholders voting, rather than a majority of the total shares of common stock outstanding as is the case for this proposed action by written consent.

In order to nominate the Nominees at the Company’s next annual meeting, Forté will be required to file a Proxy Statement with the SEC and solicit proxies. By this Consent Statement, we are not soliciting any proxies.

We have no reason to believe that any Nominee will be unable or unwilling to serve as a director of the Company, but, if any Nominee is not available for election, then Forté intends to ask the members of the Board of Directors, including any Nominee or Nominees who are elected pursuant to this proposed action by written consent to fill the resulting vacancy or vacancies.

Background Of Nominees

Daniel McKelvey, 38, has over 15 years of experience in corporate finance, private equity and business consulting specializing in the technology and capital markets industries. Mr. McKelvey is co-founder of and has been managing member of Forté, which focuses on the technology and telecommunications industries. He also has been the general partner of Special Equity IV, L.P., since August 1998. In addition, from February 2002 until December 2002, Mr. McKelvey was an investment banker with HPC Ventures, a broker-dealer, and from January 2003 until August 2003, Mr. McKelvey was an investment banker with Trautman, Wasserman & Co., a broker-dealer. Mr. McKelvey has served on the Board of Directors of IQ Biometrix, Inc. since March 26, 2004 and upon consummation of a pending merger will no longer be a director. He also was a director of Global Digital Solutions, Inc.* since September 24, 2004 through late June 2005.

Steve Himmelman, 50, has over 28 years’ experience in various brokerage and investment banking capacities. Mr. Himmelman was a member of Chicago Board Options Exchange from 1977 to 1993. Mr. Himmelman was appointed to the advisory committee of the Company in April 2005. Mr. Himmelman is currently the managing director of Himmelman & Associates. From 2001 to 2005, he was a managing director at the Impero Group, and from 1998 to 2001, he served as managing partner of H+W Trading in Chicago, Illinois. Each of these companies is engaged in the business of investing, trading and risk management.

Michael P. Walsh, 42, joined the Company in March 2005 as Chief Financial Officer and resigned on June 15, 2005. He also served as the designee of Forté. From January 2003 to the present he has been a member of Forté. Since January 2004, Mr. Walsh has also served as the Chief Financial Officer, Treasurer and Controller of IQ Biometrix, Inc.* Following the completion of the merger between IQ Biometrix and Wherify Wireless, Inc., Mr. Walsh will continue to serve as that company’s Controller. From May 2001 until January 2004, Mr. Walsh was acting Chief Financial Officer and Director of Finance for Financial Interactive, Inc., a private software company. From January 2000 until April 2001, Mr. Walsh was the Controller for OnLight, Inc. a private telecommunications company.

Richard Seifert, 54, through KC Adventures, Inc., a corporation he controls, provided services to the Company from February 2003 through approximately late May 2005. These services are the subject of arbitration proceedings Mr. Seifert and the corporation filed against the Company. See page 6 of this Consent Statement. From October 1998 through the present, Mr. Seifert has also served as President and CEO of KC Ventures. Mr. Seifert had served as a director and executive vice president for Summus Inc. from February 2001 thru February 2003.* Prior to Summus he served as a director and advisor and executive vice president for High Speed Net Solutions from 1998 thru 2001.

*

Each of IQ Biometrix, Inc., Global Digital Solutions, Inc. and Summus, Inc. files reports with the SEC. Information regarding IQ Biometrix, Inc., Global Digital Solutions, Inc. and Summus, Inc., including their respective operating results and financial condition, can be found in these companies’ public filings with the SEC. Alternatively, we will provide copies of these companies’ most recent annual reports free of charge to the Company’s stockholders upon written request sent to Forté Partners, LLC 201 Mission Street, San Francisco, CA 94105.

Voting Securities and Principal Holders Thereof

The following table provided in Amendment No. 1 to the Company’s Registration Statement filed on June 30,2005 (the “Registration Statement”), reflects, as of June 27, 2005, the beneficial common stock ownership of: (i) each of the Company’s directors, (ii) each person known by the Company to be a beneficial holder of 5% or more of the Company’s common stock, (iii) each named executive, and (iv) all of the Company’s executive officers and directors as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (5)	Percentage Shares Beneficially Owned (1) (5)
Richard E. Bennett, Jr. (2)	4,000,000	15.4%
Robert J. Walters (3)	4,000,000	15.4%
William R. Dunavant (4)	4,000,000	15.4%
Ronald A. Warren	28,125	*
Michael P. Walsh (6)	2,000	*

All directors and officers as a group (3 persons)	4,030,125	15.5%

——————

* Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 27, 2005, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 25,999,179 shares of common stock outstanding as of June 27, 2005.

(2)

Represents 4,000,000 shares held by a trust for the benefit of Mr. Bennett. Of this sum, 1,000,000 shares are derived from the shares subject to cancellation as set forth above under “Allegations Concerning Failure to Cancel 3,000,000 Shares.”

(3)

Includes 3,000,000 shares owned directly by Mr. Walters and 1,000,000 shares held by a trust for the benefit of Mr. Walters. Of this sum, 1,000,000 shares are derived from the convertible preferred stock subject to cancellation as set forth above under “Allegations Concerning Failure to Cancel 3,000,000 Shares.”

(4)

Represents 4,000,000 shares held by a trust for the benefit of Mr. Dunavant. Of this sum, 1,000,000 shares are derived from the shares subject to cancellation as set forth above under “Allegations Concerning Failure to Cancel 3,000,000 Shares.”

(5)

Does not include the following shares issuable in accordance with the Stock Exchange Agreement dated November 26, 2002 but unissued:

Common Stock Issuable
Richard E. Bennett, Jr.	305,555
Robert J. Walters	305,556
William R. Dunavant	305,555
Total	916,666

(6)

Mr. Walsh resigned as chief financial officer on June 15, 2005.

The information in the above table is solely based upon the Registration Statement, except as Mr. Walsh, who is one of the Nominees and except for the reference to the shares subject to cancellation. It is possible that since June 27, 2005, the number of shares of common stock beneficially owned may have changed. Additionally, the number of shares issued as of a more recent date may have changed.

The following table provides information on the beneficial common stock ownership of each of the Nominees as of the record date of June 21, 2005:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(1)	Percentage Shares Beneficially Owned (1) (5)
Forté Capital Partners, LLC(2)(3)(4)	1,049,001	4.0%
Daniel McKelvey(2)(3)(4)	1,049,001	4.0%
Steve Himmelman(5)	495,000	1.9%
Michael P. Walsh	2,000	*
Richard Seifert(6)	0	*
Shares Beneficially Owned by the Nominees	1, 546,001	5.9%

——————

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 21, 2005, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 25,999,179 shares of common stock outstanding as of June 21, 2005.

(2)

Includes the shares of common stock and warrants to purchase shares of common stock referenced to in the table on page 3 since under the rules of the SEC, Forté and Mr. McKelvey are deemed to be the beneficial owner. The shares beneficially owned by Forté and Mr. McKelvey listed in the table are identical and should not be double counted. Forté can only provide a consent as to 177,778 shares of common stock issued to it.

(3)

Excludes warrants to purchase 125,000 shares of common stock, which Forté will be entitled to receive if a certain investor exercises its warrants for cash rather than any cashless exercise basis in which case Forté will not receive any warrants.

(4)

Mr. McKelvey is managing member of Forté and is therefore a beneficial owner of the shares owned by Forté.

(5)

Includes 400,000 shares of common stock issuable upon the exercise of warrants.

(6)

Does not include 340,000 shares of common stock owned by trusts for the benefit of Richard J. Seifert and Rita M. Seifert, who are his parents. Mr. Seifert is not the trustee of these trusts. Also, does not include any shares to which Mr. Seifert’s corporation claims it is entitled pursuant to the pending arbitration proceeding.

Neither Forté nor the Nominees who own common stock have any present intent to sell shares that have been registered in the Registration Statement at current market levels, although if this consent solicitation is unsuccessful they may sell and incur the losses.

Solicitation of Consents

Forté is furnishing this consent statement to the Company’s stockholders in connection with the solicitation of written consents to the proposals outlined herein. Consents will be solicited by mail, advertisement, telephone or fax and in person by employees, members, or Messrs. McKelvey and Walsh. Such persons will not be receiving compensation for the solicitation of consents. Forté is bearing the costs of the solicitation of consents, and may, if successful, as provided below, be reimbursed by the Company, without stockholder approval. Costs related to the solicitation of consents include expenditures for attorneys, printing, advertising, postage, and related expenses and filing fees and are expected to aggregate approximately $75,000 of which approximately $42,500 has been paid as of the date hereof.

Banks, brokers, custodians, nominees, fiduciaries and other institutions will be requested to forward solicitation material to certain beneficial owners of shares. Forté will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

Forté is not Requesting or Authorizing any Stockholder of the Company or any Recipient of this Consent Statement to Assist with the Solicitation of Stockholder Consents or to Contact Stockholders of the Company on its Behalf.

If Forté acted in concert with other stockholders of the Company in conducting this consent solicitation, then it might be necessary for certain additional disclosures or filings to be made with the SEC, which could complicate Forté’s efforts. Accordingly, Forté is asking that you not solicit other stockholders or otherwise attempt to persuade them to return an executed consent.

Appraisal Rights

The Company stockholders are not entitled to appraisal rights in connection with the Proposals or this Consent Statement.

Consent Procedure

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office must be by hand or by certified or registered mail, return receipt requested. The Company’s certificate of incorporation does not prohibit stockholder action by written consent.

According to the Company’s transfer records, as of the record date of June 21, 2005, there were 25,371,176 share of common stock outstanding. It is anticipated that each proposal will become effective upon delivery of complete and unrevoked written consents representing at least 12,685,589 shares of the Company’s stock.

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s Board of Directors is required and the Board has not fixed the record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Company’s registered office must be by hand or by certified or registered mail, return receipt requested. No prior action is required by the Company’s Board of Directors with respect to the proposals.

Forté delivered the first consent on June 21, 2005 which means that is the record date.

If any or all of the proposals become effective as a result of this consent solicitation, then prompt notice will be given under Section 228(e) of the DGCL to the Company’s stockholders who have not executed consents.

An executed consent card (or proxy) may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation must be delivered to Forté in care of Mr. Daniel McKelvey, 201 Mission Street, San Francisco, California 94105.

Although a revocation is effective if delivered to the Company, Forté requests that either the original or copies of all revocations of consents be mailed or delivered to Forté in care of Mr. Daniel McKelvey, 201 Mission Street, San Francisco, California 94105, in order that Forté may be aware of all revocations and can more accurately determine if and when consents to the proposals have been received from the holders of record on the record date for this consent solicitation of a majority of the outstanding shares.

Special Instructions

If you were a record holder of shares of common stock as of the close of business on the record date for this consent solicitation (June 21, 2005), then you may elect to consent or withhold consent with respect to each proposal by marking the “Consent” or “Withhold Consent” box, as applicable, underneath each proposal on the accompanying consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope. For the election of directors, you may mark the “Consent” or “Withhold Consent” box for each of the four Nominees. If you fail to check a box for the election of any director(s), Forté will vote your shares in favor of such director(s).

In addition, you may withhold consent to the removal of any one or more of the existing directors by writing that person’s name on the consent card. As we disclosed above, Mr. Bennett was the sole director as of June 30, 2005. However, the effectiveness of each proposal is subject to, and conditioned on, the receipt of consents from the holders of record on the record date for this consent solicitation of a majority of the shares of common stock then outstanding for such proposal.

If a Stockholder Executes and Delivers a Consent Card, but Fails to Check a Box Marked “Consent” or “Withhold Consent” for a Proposal, then that Stockholder will be Deemed to have Consented to that Proposal, Except that the Stockholder Will Not Be Deemed to Consent to the Removal of any Incumbent Director Whose Name is Written in the Space the Instruction to the Removal Proposal Provides on the Card.

Forté Recommends that You Consent to Each of the Proposals.

Your Consent is Important. Please Sign and Date the Enclosed Consent Card and Return it in the Enclosed Postage-Paid Envelope Promptly. Failure to Return Your Consent Will Have the Same Effect as Voting Against the Proposals.

If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a consent card representing your shares to be signed, dated and returned as soon as possible. Forté urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Forté, 201 Mission Street, San Francisco, California 94105, in order that Forté will be aware of all instructions given and can attempt to ensure that those instructions are followed.

Consequences of Partial Approval of the Proposals

Proposal 1. The repeal of each amendment to the Company’s Bylaws adopted after April 29, 2005 (or not filed with the SEC), is not conditioned on any of the other proposals being approved.

Proposal 2. The amendment of the Company’s Bylaws to fix the number of directors of the Company at four is not conditioned on any other proposals being approved.

Proposal 3. The election of some Nominees is conditioned upon the removal of Mr. Bennett, or any other person elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal.

Proposal 4. The removal of each of Mr. Bennett, or any other person elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal, is not conditioned on any of the other proposals being approved except Proposal 2 and 3. To the extent that Mr. Bennett does not add any additional directors, Messrs. McKelvey and Himmelman will be elected to the Board; otherwise the election of Messrs. McKelvey and Himmelman is conditioned upon the approval of Proposal 4. Additionally, the election of Messrs. Walsh and Seifert is conditioned upon the approval of Proposal 4 and the adoption by the existing Board of Directors to increase the number of directors to four (for Mr. Seifert to become a director).

Additionally, the election of a change in the majority of the Board of Directors requires Forté to provide certain information required by Rule 14f-1 to all existing stockholders of the Company at least 10 days prior to the effective date. In order to do so, Forté will be required to obtain a list of stockholders of the Company as of the record date of June 21, 2005. Forté made a written demand in accordance with Section 220 of the DGCL on June 14, 2005. To date, the Company supplied the transfer records as of June 21, 2005, and has agreed to supply a list of stockholders who were the beneficial owners as of June 29, 2005 with their shares held of record by their brokers or banks, except to the extent these stockholders have elected to not divulge their name.

Thank you for your support,

Forté Capital Partners, LLC

Dated: July 13, 2005

July 6, 2005

Forté Capital Partners, LLC

201 Mission Street

San Francisco, CA 94105

Gentlemen:

This Agreement amends and supersedes the letter Agreement we entered into as of June 21, 2005.

We each being nominees of Forté Capital Partners, LLC to the Board of Directors of SmartVideo Technologies, Inc. (the “Company”), recognize that Mr. Richard Seifert has commenced an arbitration proceeding against the Company that, if successful, may result in significant damages and in the issuance of a material number of stock options. In order to prevent Mr. Seifert from having any influence over this arbitration proceeding, including the ability to settle it or control its defense, we each agree that upon election to the Company’s Board of Directors, we will promptly establish a Special Litigation Committee consisting of directors other than Mr. Seifert, that Mr. Seifert will have no opportunity to review the minutes and other proceedings of the Special Litigation Committee, and that Mr. Seifert, regardless of whether he becomes an officer of the Company, will have no role on behalf of the Company in overseeing this arbitration proceeding, including the ability to settle it or control its defense.

Furthermore, Mr. Seifert individually agrees that to the extent he becomes an officer of the Company, he will not withhold funds from the Company’s counsel and otherwise will take no action to prevent the Company’s counsel from fulfilling its ethical obligations to its client (the Company).

In addition, the Company has alleged that Forté is obligated to pay the Company $740,000 (subject to a $30,000) set-off) under a securities purchase agreement. Forté intends to seek payment of a lower price from the Board of Directors. Because Messrs. McKelvey and Walsh are affiliated with Forté, we each agree that upon election to the Company’s Board of Directors, we will promptly establish a special Committee comprised of Messrs. Himmelman and Seifert which will be given exclusive authority to make all determinations relating to these issues. Messrs. McKelvey and Walsh agree to exert no influence on the special Committee regarding the negotiation of these issues.

Sincerely,

/s/ Richard Seifert
Richard Seifert

/s/ Daniel McKelvey
Daniel McKelvey

/s/ Steve Himmelman
Steve Himmelman

/s/ Michael P. Walsh
Michael P. Walsh

[CONSENT CARD]

Consent and Proxy Solicited by

Forté Capital Partners, LLC

Unless otherwise specified below, the undersigned, a holder of common stock, par value $0.001 per share (the “Common Stock”), of SmartVideo Technologies, Inc., a Delaware corporation (the “Company”), on June 21, 2005 (the “Record Date”), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock which the undersigned is entitled to vote, to the taking of the following actions (collectively, the “Proposals”) without a meeting of the stockholders of the Company as more fully described in the consent statement of Forté Capital Partners, LLC, dated July 13, 2005 (“Consent Statement”) (receipt of which is hereby acknowledged).

The adoption of each of the proposals is not conditioned on the adoption of any other, except as explained in the Consent Statement.

If You Sign, Date and Return this card (the “Consent Card”) Without Indicating Your Vote on One or More of the Following Proposals, You Will Be Deemed to Have Consented With Respect to Such Proposals. If You Consent With Respect to One or More of the Following Proposals, this Consent Card Will Revoke Any Previously Executed Revocation of Consent With Respect to Such Proposals.

Forté Strongly Recommends that You Consent to All of the Following Proposals.

1.

I approve and consent to the repeal of each provision of any amendment to the Company’s Bylaws since April 29, 2005 (or previously if not filed with the Securities and Exchange Commission), and prior to the effectiveness of the proposals set forth in this Consent Card.

For ☐	Against ☐	Abstain ☐

2.

I approve and consent to the amendment to amend the Company’s Bylaws to fix the number of directors of the Company at a minimum of four and up to nine persons.

For ☐	Against ☐	Abstain ☐

3.

I elect and consent to the election of the following people to the Company’s Board of Directors:

Nominees:*
Daniel McKelvey	For ☐	Withheld ☐
Steve Himmelman	For ☐	Withheld ☐
Michael P. Walsh	For ☐	Withheld ☐
Richard Seifert	For ☐	Withheld ☐
* The Nominees will fill vacancies in the order listed.

4.

I approve and consent to the removal without cause each member of the Board of Directors in effect immediately prior to the effectiveness of these proposals.

For ☐	Against ☐	Abstain ☐

To withhold consent to the removal of any director or directors, specify the director or directors in the following space:

______________________________________________________________

DATED: ___________________________________, 2005

________________________________________________

Signature

________________________________________________

Signature (if held jointly)

________________________________________________

Title:

When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in a corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important: Your Consent Must be Dated to be Valid.

If you have any questions about how to execute your consent, please call Mr. Daniel McKelvey at (415) 882-9600.